Exhibit (h)(6)
HIRTLE CALLAGHAN TRUST
COMPLIANCE SERVICES AGREEMENT
     AGREEMENT, by and between Hirtle Callaghan Trust, a Delaware statutory trust, with its principal office and place of business at Five Tower Bridge 300 Barr Harbor Drive, Suite 500West Conshohocken, PA 19428 (the “Trust”), and Foreside Compliance Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (“Foreside”) , and effective as of the earlier of the date on which that certain Compliance Services Agreement, dated September 14, 2004, between the Trust and BISYS Fund Services Ohio, Inc., is amended or terminated.
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and may issue its shares of beneficial interest, of $0.001 (par value) per share (the “Shares”), in separate series;
     WHEREAS, the Trust offers Shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, in accordance with Section 7, being herein referred to as a “Fund,” and collectively as the “Funds”);
     WHEREAS, the Trust desires to appoint a Chief Compliance Officer, in accordance with Rule 38a-1 under the 1940 Act (“Rule 38a-1”); and
     WHEREAS, the Trust desires that Foreside perform certain compliance services for each Fund and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Foreside hereby agree as follows:
     SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS
     (a) The Trust hereby retains Foreside to facilitate the provision of compliance services by the Foreside employee designated on Appendix B hereto, whom the Board of Trustees of the Trust (the “Board”) has duly appointed to serve as the Trust’s CCO, in accordance with Rule 38a-1, for the period and on the terms and conditions set forth in this Agreement. Foreside will use commercially reasonable efforts to ensure that the individual named in Appendix B will remain available to serve as the Trust’s CCO for a period of at least three (3) years from the date of this Agreement.
     (b) In connection therewith, the Trust has delivered to Foreside copies of: (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Trust’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act (the “Registration Statement”); (iii) the Trust’s current Prospectus and Statement of Additional Information of each

Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus” or “SAI”, as the case may be, or the “Disclosure Documents”); and (iv) all policies and procedures adopted by the Trust with respect to the Funds , and shall promptly furnish Foreside with all amendments of or supplements to the foregoing. The Trust shall deliver to Foreside a certified copy of resolutions of the Board appointing the CCO and retaining Foreside hereunder and authorizing the execution and delivery of this Agreement. In addition, the Trust shall deliver, or cause to deliver, to Foreside upon Foreside’s reasonable request any other documents that would enable Foreside to perform the services described in this Agreement.
     SECTION 2. DUTIES OF THE CCO AND FORESIDE
     (a) Subject to the approval of the Board, Foreside shall make available to act as the Trust’s CCO an employee or agent of Foreside who is qualified to be responsible for administering the Trust’s compliance program as provided in Rule 38a-1. Such employee or agent shall be competent and knowledgeable regarding the federal securities laws and shall, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. Foreside’s responsibility for the activities of the CCO are limited to the extent that the designation, termination and level of compensation of the CCO shall be approved by the Board as provided by Rule 38a-1. Foreside shall oversee the activities of such employee as CCO of the Trust and shall determine that such employee (A) is familiar with Foreside’s operations regarding oversight of the Trust’s policies and procedures for compliance programs under Rule 38a-1, (B) has ongoing access to Foreside’s offices and senior employees regarding compliance issues, and (C) is promptly made aware of any changes to Foreside’s operations regarding oversight of Trusts’ policies and procedures for compliance programs.
     (b) With respect to the Trust, the CCO shall:
(i) Report directly to the Board;
(ii) Oversee the Trust’s compliance program policies and procedures, including (a) responsibility for review of those policies and procedures of the Trust’s primary investment adviser, administrator, principal underwriter and transfer agent (collectively, “Service Providers”) that relate to the Trust; and (b) with respect to those investment advisory organizations (“Specialist Managers”) that provide portfolio management services to one or more of the Trust’s investment portfolios and are not affiliated with the Trust’s primary investment adviser, responsibility for oversight and review of the Specialist Manager compliance monitoring program conducted by the chief compliance officer of the Trust’s primary adviser;
(iii) Conduct periodic reviews of the Trust’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

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(iv) Review no less frequently than annually the adequacy of the policies and procedures of the Trust and its Service Providers and the effectiveness of their implementation;
(v) Apprise the Board of significant compliance events at the Trust or its Service Providers;
(vi) Design testing methods for the Trust’s compliance program policies and procedures;
(vii) Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Trust management and Service Providers;
(viii) Conduct periodic site visits to Service Providers as necessary;
(ix) Provide training and deliver updates to the Trust or its Service Providers, as necessary;
(x) Establish a quarterly reporting process to the Board, including both written and oral reports. The CCO will attend regularly scheduled Board meetings as well as special meetings on an as-needed basis;
(xi) Prepare a written annual report for the Board and attend Board meetings annually and as requested. Such report shall, at a minimum, address: (A) the operation of the Trust’s and the Service Providers’ policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(iii) and (iv) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report; and
(xii) No less frequently than annually, meet separately with the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust (the “Independent Trustees”).
(xiii) Maintain the Trust’s policies and procedures compliance manual on a current basis, including policies and procedures of Specialist Managers as they relate to the Trust. All commercially reasonable efforts will be made to maintain electronic access to these records.
     (c) Foreside shall maintain records relating to its services, such as compliance policies and procedures, Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Trust (including, without limitation, the current and prior versions of the Trust’s compliance manual) that are in possession of Foreside shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have

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access to such books and records at all times during Foreside’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by Foreside to the Trust or the Trust’s authorized representatives at the Trust’s expense within five business days, absent extraordinary circumstances. In the event the Trust designates a successor that shall assume any of Foreside’s obligations hereunder, Foreside shall, at the expense and at the direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by Foreside under this Agreement. Such expenses shall be subject to a maximum dollar amount as set forth in Appendix C.
     (d) Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, (“Advisers Act”), or that could cause a Fund to act in contravention of the Disclosure Documents or any provision of applicable law. Except with respect to Foreside’s duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act, the 1934 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.
     (e) In order for Foreside to perform the services required by this Section 2, the Trust: (i) shall take reasonable steps to encourage the meaningful and timely cooperation of all Service Providers to furnish any and all information (including books and records of the Funds maintained by the Service Providers) to Foreside as reasonably requested by Foreside, and assist Foreside as may be required; and (ii) shall take reasonable steps to obtain the result that Foreside has access to all relevant records and documents maintained by the Trust or any Service Provider.
SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION
     (a) Foreside shall be under no duty to take any action except as set forth in Section 2 hereof, as specifically set forth herein, or as may be specifically agreed to by Foreside in writing. Foreside shall use its best judgment and efforts in rendering the services described in this Agreement. Foreside shall not be liable to the Trust or any of the Trust’s shareholders for any action or inaction of Foreside relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Foreside’s duties or obligations under this Agreement or by reason of Foreside’s reckless disregard of its duties and obligations under this Agreement.
(b) The Trust agrees to indemnify and hold harmless Foreside, its employees and agents, directors and officers, including without limitation, the CCO (“Foreside Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, and reasonable counsel fees arising out of Foreside’s actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d) (an “Foreside

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Claim”), so long as such actions or inactions do not constitute a breach of this Agreement or any representation or warranty contained herein. The Trust shall not be required to indemnify any Foreside Indemnitee if Foreside or the Foreside Indemnitee does not give the Trust written notice of and reasonable opportunity to defend against the Foreside Claim in its own name or in the name of the Foreside Indemnitee.
     (c) Foreside agrees to indemnify and hold harmless the Trust, its employees, Trustees and officers (“Trust Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of: (i) Foreside’s actions taken or failures to act with respect to a Fund that are not consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d); (ii) any breach of Foreside’s representation set forth in Section 13 (a “Trust Claim”) (iii) any breach of this Agreement, or any representation or warranty contained herein, by Foreside or (iv) Foreside’s violation of law. Foreside shall not be required to indemnify any Trust Indemnitee if, prior to confessing any Trust Claim against the Trust Indemnitee, the Trust or the Trust Indemnitee does not give Foreside written notice of and reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.
     (d) A Foreside Indemnitee shall not be liable for any action taken or failure to act in reasonable and good faith reliance upon, and in its performance of its duties hereunder:
(i) the advice of the Trust, the Trust’s outside counsel, independent Trustee counsel or the Trust’s independent accountants;
(ii) any oral instruction that it receives and that it reasonably believes in good faith was transmitted by a person or persons authorized by the Board to give such oral instruction. Provided that Foreside has such reasonable belief in good faith, Foreside shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;
(iii) any written instruction or certified copy of any resolution of the Board, and Foreside may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Foreside to have been validly executed; or
(iv) as to genuineness, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Foreside to be genuine and to have been signed or presented by or on behalf of the Trust;
and no Foreside Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside reasonably believes in good faith to be genuine.

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     (e) Foreside shall not be liable for the errors of other Service Providers or their systems, except to the extent such Service Provider is an affiliate of Foreside.
     (f) The Trust, and not Foreside, shall be solely responsible for the designation and level of compensation of the Trust’s CCO, as well as for removing the CCO from his or her responsibilities related to the Trust, in accordance with Rule 38a-1.
SECTION 4. REPRESENTATIONS AND WARRANTIES
(a) Foreside represents and warrants to the Trust that:
(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;
(ii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;
(iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;
(iv) It has access to the necessary facilities, equipment, and personnel to assist the CCO in the performance of his or her duties and obligations under this Agreement;
(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and will not violate any agreement between Foreside and any third party;
(vi) The individual designated on Appendix B hereto is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust;
(vii) It shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Trust or a Service Provider;
(viii) It shall report to the Board promptly if Foreside learns about CCO malfeasance or in the event the CCO is terminated as a CCO by another fund;
(ix) It shall report to the Board if at any time the CCO is subject to the “bad boy” disqualifications as set forth in Section 15(b)(4) of the Exchange Act, or Section 9 of the 1940 Act; and

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(x) The various procedures and systems which Foreside has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records and other data of the Trust and Foreside’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and Foreside will make such changes therein from time to time as are reasonably required for the performance of its obligations hereunder.
(xi) The CCO shall disclose to and obtain Board approval of any compensation received in any non-cash compensation program (i.e., stock option plans, stock awards, stock purchase plans) or similar program related to the Trust;
(xii) The CCO and Foreside shall disclose to the Trust any potential conflicts of interest that may arise when the CCO or Foreside serves multiple clients;
(xiii) As an officer of the Trust, the CCO will be subject to the Trust’s code of ethics and must report to the Trust’s code of ethics review officer or as otherwise provided under the Trust’s code of ethics; and
(xiv) Foreside shall have adequate processes and procedures to address all aspects of services it provides to the Trust.
(b) The Trust represents and warrants to Foreside that:
(i) It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware;
(ii) It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;
(iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;
(iv) It is an open-end management investment company registered under the 1940 Act;
(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(vi) A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale;
(vii) The CCO shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use commercially reasonable efforts to ensure that the CCO’s coverage be: (a) reinstated should the Policy be cancelled or terminated; (b) continued after the CCO ceases to serve as the Trust’s CCO to the same

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extent that such coverage is provided for the Trust’s other officers after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates to the extent that such coverage is provided for the Trust’s other officers after such merger or termination. The Trust shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and
(viii) The CCO has been appointed as an officer of the Trust in accordance with its by-laws and as such is subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.
SECTION 5. COMPENSATION AND EXPENSES
     (a) In consideration of the compliance services provided by Foreside pursuant to this Agreement, the Trust shall pay Foreside the fees set forth in Appendix C hereto.
     All fees payable hereunder shall be accrued daily by the Trust. The fees listed in Appendix C hereto shall be payable monthly on the first business day of each calendar month for services to be performed during the following calendar month. If fees listed in Appendix C begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Foreside such compensation as shall be payable prior to the effective date of termination.
     (b) In connection with the services provided by Foreside pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Foreside for any out of pocket charges reasonably incurred and adequately documented as set forth on Appendix C hereto. Reimbursements shall be payable as incurred. Should the Trust exercise its right to terminate this Agreement, the Trust, on behalf of the applicable Fund, shall reimburse Foreside for all reasonably incurred and adequately documented out-of-pocket expenses and employee time associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities. Any such expenses and charges shall be subject to a maximum dollar amount as set forth in Appendix C, and shall be documented fully in the invoice submitted to the Trust for payment.
     (c) Foreside may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice of counsel to the Trust or counsel to the independent Trustees; provided, however, that Foreside shall in all cases first reasonably attempt to apply to and obtain the advice of in-house counsel to Foreside, at no additional expense to the Trust. The costs of any such advice of counsel to the Trust or counsel to the independent Trustees shall be borne by the Trust.
     (d) The Trust shall be responsible for and assumes the obligation for payment of all of its expenses related to its operations, including the fee payable under this Agreement.

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     (e) If the employment of the individual designated on Appendix B hereto is terminated by Foreside, the Trust may continue to retain the individual as the Trust’s CCO. In that case, Foreside may elect to terminate this Agreement pursuant to Section 6(c).
SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT
     (a) This Agreement shall become effective with respect to each Fund on the date first written above. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.
     (b) This Agreement shall continue in effect until terminated and shall be renewed annually, the first renewal occurring no later than June 30, 2008, provided that such renewal is approved by a majority vote of the Board, including a majority of the Independent Trustees.
     (c) This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Board on thirty (30) days’ written notice to Foreside; or (ii) by Foreside on sixty (60) days’ written notice to the Trust; provided, however, that the Board will have the right and authority to remove the individual designated on Appendix B as the Trust’s CCO at any time, with or without cause, without payment of any penalty. In this case, Foreside will designate another employee of Foreside, subject to approval of the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation of a new permanent CCO; or (ii) the termination of this Agreement.
     (d) Should the employment of the individual designated in Appendix B be terminated by Foreside, the Board retains the right to remove the individual as the Trust’s CCO, as described in (c) above, although the Board may exercise its right to retain the individual as CCO. If the Board removes the individual as the Trust’s CCO, Foreside will designate another employee of Foreside, subject to approval of the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation of a new permanent CCO; or (ii) the termination of this Agreement. If the Board retains the individual, Foreside agrees that it will continue to provide the services described in Sections 2(c) through (f) of this Agreement until such time as either party terminates the Agreement, in accordance with this Section 6.
     (e) The provisions of Sections 2(c), 3, 8, 9, 13, 14(a) and 14(i) shall survive the termination of this Agreement in accordance with this Section 6.
     (f) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Foreside or the Trust except by the specific written consent of the other party. If the parties to this Agreement consent to assignment of all or any part of this Agreement, all terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
SECTION 7. ADDITIONAL FUNDS
     In the event that the Trust establishes one or more series of Shares after the effectiveness of this Agreement, such series of Shares, as the case may be, shall become Funds under this

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Agreement. The fees and expenses related to the additional Funds shall be subject to the terms contained in Appendix C.
SECTION 8. CONFIDENTIALITY
     Foreside agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may:
     (a) release such other information as approved by the Trust, which approval shall not be unreasonably withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Trust as promptly as possible so as to enable the Trust to pursue such legal or other action as it may desire to prevent the release of such information) or when so requested by the Trust; and
     (b) Foreside shall abide by the Trust’s privacy policy pursuant to Regulation S-P promulgated under Section 504 of the Gramm-Leach-Bliley Act.
SECTION 9. FORCE MAJEURE
     Foreside shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, strikes or other industrial action, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply; provided, however, that Foreside shall have reasonable disaster recovery plans in place. In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.
SECTION 10. ACTIVITIES OF FORESIDE
     (a) Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a Trustee, officer or employee of the Trust (including, without limitation, the CCO identified in Appendix B hereto), or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.
     (b) Subject to prior written approval of the Trust (not to be unreasonably withheld), Foreside may subcontract any or all of its functions or responsibilities pursuant to this

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Agreement to one or more persons, which may be affiliated persons of Foreside, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder. Foreside may pay those persons for their services, but no such payment will increase Foreside’s compensation or reimbursement of expenses from the Trust.
SECTION 11. COOPERATION WITH INDEPENDENT ACCOUNTANTS
     Foreside shall cooperate, if applicable, with each Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.
SECTION 12. SERVICE DAYS
     Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Trust or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law, except under extraordinary circumstances. For avoidance of doubt, extraordinary circumstances would include circumstances that triggered application of the Trust’s business continuity procedures.
SECTION 13. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY
     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Foreside’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.
SECTION 14. MISCELLANEOUS
     (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.
     (b) Except for revisions to Appendix A to add new Funds, in accordance with Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.
     (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.
     (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.
     (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

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     (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Foreside and the Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.
     (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
     (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business set forth above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.
     (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.
     (j) The term “affiliated person” shall have the meanings ascribed thereto in the 1940 Act.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HIRTLE CALLAGHAN TRUST

By:	/s/ Robert J. Zion

By: Robert J. Zion
Title: VP & Treasurer

FORESIDE COMPLIANCE SERVICES, LLC

By:	/s/ Simon D. Collier

Simon D. Collier
Managing Partner

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HIRTLE CALLAGHAN TRUST
COMPLIANCE SERVICES AGREEMENT
Appendix A
Funds of the Trust:
     The Equity Portfolios
•	The Value Equity Portfolio

•	The Growth Equity Portfolio

•	The Small Capitalization Equity Portfolio

•	The International Equity Portfolio
     The Income Portfolios
•	The Short-Term Municipal Bond Portfolio

•	The Intermediate Term Municipal Bond Portfolio

•	The Fixed Income Portfolio

•	The Fixed Income Opportunity Portfolio

•	The Fixed Income II Portfolio

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HIRTLE CALLAGHAN TRUST
COMPLIANCE SERVICES AGREEMENT
Appendix B
Foreside employee designated as the Trust’s CCO:
The Trust’s Board of Trustees has designated Peter R. Guarino as the Trust’s CCO.
Peter R. Guarino
Foreside Compliance Services, LLC
Two Portland Square, first floor
Portland, ME 04101
phone: 207-553-7117
cell: 775-250-2897
fax: 207-553-7151

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HIRTLE CALLAGHAN TRUST
COMPLIANCE SERVICES AGREEMENT
Appendix C
a.	Fees
▪	An annual fee of $144,000; Fee will be invoiced and payable at a rate of $12,000 per month.

▪	During the first year of the Agreement, Foreside will waive fees equal to 50% of the cost of BISYS compliance data, up to a maximum of $25,000.
b.	Out-Of-Pocket and Related Expenses
The Trust, on behalf of the applicable Fund, shall reimburse Foreside for the following out-of-pocket and ancillary expenses, except as otherwise provided in the Agreement:
(i)	communications

(ii)	postage and delivery services

(iii)	reproduction

(iv)	reasonable travel expenses for the CCO incurred in connection with his oversight of the compliance programs of the Service Providers

(v)	reasonable travel expenses incurred in connection with travel requested by the Board and agreed in advance

(vi)	other expenses incurred in connection with providing the services described in this Agreement if approved by the appropriate officers of the Trust
c.	Limitation on Expenses
To be mutually agreed upon by Foreside and the Trust’s Audit Committee.

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